EXHIBIT 10.6


                                   Agreement

The agreement is signed between Cyanamid Taiwan Co.(hereinafter Cyanamid Co.), Formica Taiwan Corp. (hereinafter Formica Corp.) and Steve Kuo (hereinafter employee) on March 18, 1986.

The employee accepts the following terms to terminate the employment relationship with Cyanamid Co. and is transferred to Formica Corp. under its employment. Cyanamid Co. and Formica Corp. also agree to the employment transfer relationship based on the following terms.

1.   Date of Employment Transfer
     The agreement between "Employee" and "Cyanamid Co." is ended on March 19, 1986 and will be transferred to "Formica Corp." on March 20, 1986. (Up to March 19, 1986, the employee's service years in Cyanamid Co. is one year and 4 days.)

2.   Statement of Employee
     The employee states that up to March 19, 1986 all payments should be paid by Cyanamid Co. such as salary, allowance and other related expenses have been done and will not request any compensation from Cyanamid Co. based on the agreement of employment transferring. The employee also agrees that any loan from Cyanamid Co. that hasn't been refunded will return to Formica Corp. by installment based on the Cyanamid's SOI of Loan Refund.

3.   Statement of Cyanamid Co.
     Cyanamid Co. states that the employee has completed the leaving request formalities on the date of employment transfer and no any incomplete affairs except the aforesaid loan which should be returned to Formica Corp.

4.   Statement of Formica Corp.
     Formica Corp. states that it will employ the employee under Cyanamid Co.'s employment terms from March 20, 1986. And the service years in Cyanamid Corp. will be traced back and applied to the pension in the future.


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Signed by:

    Cyanamid Taiwan Co.

    General Manager           Frank Chen

    Formica Taiwan Corp.

    President                 Gordon Sterling

    Employee                  Steve Kuo

    ID No.                    A102024376

March 18,1986 The Republic of China